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                                  EXHIBIT 11

                   YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF PER SHARE EARNINGS

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                                                                     SIX MONTHS ENDED            THREE  MONTHS ENDED
                                                             -----------------------------  ---------------------------
                                                                 JUNE 30,        JUNE 30,        JUNE 30,     JUNE 30,
                                                                  1997             1998          1997           1998
                                                             ---------------  ------------  ------------  -------------
SHARES OF COMMON STOCK OUTSTANDING
    FOR THE ENTIRE  PERIOD                                       14,230,357    13,847,844    14,258,838     14,330,985

ISSUANCE OF 9,250 SHARES OF COMMON STOCK  TO THE
      COMPANIES DEFINED CONTRIBUTION PLAN IN 1998                        --         5,523            --          4,941

ISSUANCE OF 28,481 SHARES OF COMMON STOCK  TO THE
      COMPANIES DEFINED CONTRIBUTION  PLAN IN 1997                   26,907            --            --             --

ISSUANCE OF 5,000 SHARES OF COMMON STOCK
      UPON EXERCISE OF OPTIONS IN 1998                                   --         3,550            --          1,484

ISSUANCE OF 23,950 SHARES OF COMMON STOCK
      UPON EXERCISE OF OPTIONS IN 1997                                7,891            --        15,695             --

REPURCHASE OF 459,000 SHARES OF COMMON STOCK
      UNDER BUYBACK PROGRAM IN 1997                                (119,188)           --      (237,066)            --

ISSUANCE OF 526,757 SHARES OF COMMON STOCK FOR THE
      MERGER OF ADAM YOUNG INC                                            --       421,988            --             --

RETIREMENT OF 50,450 SHARES OF COMMON STOCK FOR THE
      MERGER OF ADAM YOUNG INC                                           --       (40,416)           --             --
                                                           ----------------   -----------   -----------   ------------

WEIGHTED AVERAGE SHARES OF COMMON STOCK
      OUTSTANDING                                                14,145,967    14,238,489    14,037,467     14,337,410

DILUTED EFFECT OF 644,551 OPTIONS IN 1997 AND
     1,517,000 OPTIONS IN 1998 EXPECTED TO BE EXERCISED
     UNDER THE TREASURY STOCK METHOD USING THE
     WEIGHTED AVERAGE MARKET PRICE OF THE COMPANIES
     SHARES OF COMMON STOCK                                              --       596,848       172,368        657,594
                                                           ----------------   -----------   -----------   ------------

TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
   COMMON STOCK FOR THE PERIOD                                   14,145,967    14,835,337    14,209,835     14,995,004
                                                           ----------------   -----------   -----------   ------------

NET INCOME (LOSS)                                               $  (353,684)  $   473,132   $ 5,212,358    $ 7,807,808
                                                           ================   ===========   ===========   ============

NET INCOME (LOSS) PER COMMON SHARE
   BASIC

       NET INCOME (LOSS)                                        $     (0.03)  $      0.03   $      0.37    $      0.54
                                                           ================   ===========   ===========   ============

   DILUTED

         NET INCOME (LOSS)                                      $     (0.03)  $      0.03   $      0.37    $      0.52
                                                           ================   ===========   ===========   ============

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